Exhibit 99.1

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS www.1stcent.com

Redlands, California—February 07, 2006— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced fourth quarter and year ending operating results. The Company reported earnings for the quarter ending December 31, 2005 of $1.545 million, compared to earnings of $988,000 for the fourth quarter 2004, representing a 56%, or $557,000 increase. Basic earnings per share were 74 cents for the current quarter compared to 48 cents for the same period last year. Diluted earnings per share were 69 cents for the current quarter compared to 45 cents for the same period last year. Net income for the year ended December 31, 2005 was $5.083 million compared to $3.020 million for all of 2004, an increase of 68%, or $2.063 million. Basic earnings per share were $2.44 in 2005 compared to $1.48 for 2004, while diluted earnings per share were $2.27 for 2005 compared to $1.38 for 2004.

The Return on Average Equity and Return on Average Assets as of December 31, 2005 were 16.77% and 1.22%, respectively, compared to 11.75% and .94%, for the same period in 2004, respectively. The increases in Return on Average Equity and Return on Average Assets are attributed to our record earnings, which resulted from an increase in average earning assets, primarily in our total gross loans.

Total net loans increased $73 million, or 24% from $308 million to $381 million from December 31, 2004 to December 31, 2005. Deposits, at $401 million, represent an increase of $109 million, or 37% from $292 million for the same period. Total assets reached a record high of $456 million at December 31, 2005, up 28%, or $99.5 million, from $357 million at December 31, 2004.

The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve. The increase in earnings is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Thomas E. Vessey, President and Chief Executive Officer, stated, “Management is proud to report another record year of asset growth and increased earnings. We look forward to the challenges and opportunities that lie ahead in 2006. We have scheduled the Annual Shareholders’ Meeting for May 16, 2006 and hope our valued shareholders can join us.”

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence and support. We are delighted to report the highest earnings in the Company’s 15-year history, and look forward to expanding our opportunities in the marketplace of Southern California. The Board of Directors is particularly pleased with the caliber of our bank employees throughout the organization.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California, its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California, and full-service branches in Escondido, Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

December 31, 2005 and 2004 (unaudited)

Dollar amounts in thousands	2005	2004
ASSETS
Cash and due from banks	$16,862	$5,695
Federal funds sold	21,505	—

Total cash and cash equivalents	38,367	5,695
Interest-bearing deposits in financial institutions	2,334	3,964
Investment securities, available for sale	12,208	20,096
Stock investments restricted, at cost	1,620	1,615
Loans, net of allowance for loan losses of $5,376 and $4,137	381,153	308,030
Accrued interest receivable	2,425	766
Premises and equipment, net	3,652	3,113
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,735	6,488
Other assets	3,518	2,731

Total assets	$456,192	$356,678

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$106,121	$92,620
Interest-bearing deposits	295,154	199,182

Total deposits	401,275	291,802
Accrued interest payable	170	315
Federal funds purchased	—	475
Borrowings from Federal Home Loan Bank	—	21,000
Other liabilities	3,020	1,934
Subordinated notes payable to subsidiary trusts	18,306	13,151

Total liabilities	422,771	328,677

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 2,100,075 and 1,939,611 shares at December 31, 2005 and 2004, respectively	26,803	21,208
Retained earnings	6,617	6,706
Accumulated other comprehensive income	1	87

Total shareholders’ equity	33,421	28,001

Total liabilities and shareholders’ equity	$456,192	$356,678

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Twelve Months Ended December 31, 2005 and 2004 (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollar amounts in thousands, except per share amounts	2005	2004	2005	2004
Interest income:
Interest and fees on loans	$8,891	$6,573	$32,097	$22,442
Deposits in financial institutions	29	46	134	200
Federal funds sold	228	22	350	66
Investments:
Taxable	99	137	450	841
Tax-exempt	41	42	165	169

Total interest income	9,288	6,820	33,196	23,718

Interest expense:
Interest bearing demand and savings deposits	964	386	2,472	1,085
Time deposits $100,000 or greater	531	234	1,852	788
Other time deposits	320	179	1,089	634
Interest on borrowed funds	347	267	1,643	828

Total interest expense	2,162	1,066	7,056	3,335

Net interest income	7,126	5,754	26,140	20,383
Provision for loan losses	830	690	2,140	2,098

Net interest income after provision for loan losses	6,296	5,064	24,000	18,285

Noninterest income:
Customer service fees	359	315	1,376	1,221
Gains and commissions from sale of loans	428	41	1,394	295
Other income	449	200	1,686	1,092

Total noninterest income	1,236	556	4,456	2,608

Noninterest expense:
Salaries and employee benefits	2,668	2,489	11,445	9,913
Net occupancy expense	577	381	2,051	1,462
Other operating expense	1,739	1,138	6,617	4,705

Total noninterest expense	4,984	4,008	20,113	16,080

Income before provision for income taxes	2,548	1,612	8,343	4,813
Provision for income taxes	1,003	624	3,260	1,793

Net income	$1,545	$988	$5,083	$3,020

Basic earnings per share[1]	$0.74	$0.48	$2.44	$1.48

Diluted earnings per share[1]	$0.69	$0.45	$2.27	$1.38

[1]	Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.